                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

Hewster Servicios Intermedios, S.A. (Chile)

Red Servicios Empresariales de Telecomunicaciones, S.A. (Peru)

VISAT, S.A. (Chile)

Hewster, S.A. (Chile)